EXHIBIT 10(p)

12-18-2008

BEMIS DEFERRED COMPENSATION PLAN

(As Amended Effective January 1, 2009)

Section 1.                                                  Purpose of Plan.  The purpose of the Bemis Deferred Compensation Plan (the “Plan”) is to enable directors to accumulate additional funds for retirement or other future needs by deferring current income.  The Plan is intended to comply with the requirements of Code §409A and will be construed and administered consistent with that intent.

Section 2.                                                  Definitions.  The following definitions shall apply for purposes of this Plan:

(a)                                  “Account” means an Account established pursuant to Section 6.

(b)                                 “Beneficiary” means the person or persons a Participant designates as such on his or her Participation Agreement or by means of a separate written designation filed with the Company.  The Participant may alter or revoke such designation without the consent of the Beneficiary.  If there is no such designation in effect at the time of the Participant’s death, or none of the designated Beneficiaries survives the Participant, the Participant’s estate shall be the Beneficiary.  If a Beneficiary survives the Participant, but dies before payment of all amounts to which the Beneficiary is entitled, any remaining payments will be made to the Beneficiary’s estate, unless the Participant designates otherwise.

(c)                                  “Board” means the board of directors of the Company, and includes any executive committee thereof authorized to act for the board of directors.

(d)                                 “Committee” means the Bemis Employee Benefits Committee.

(e)                                  “Company” means Bemis Company, Inc., a Missouri corporation.

(f)                                    “Participant” means an individual designated as such pursuant to Section 4.

(g)                                 “Participation Agreement” is the agreement entered into between a Participant and the Company regarding participation in this Plan.

(h)                                 “Plan Year” means the twelve month period ending each December 31, and corresponds to the fiscal year of the Participating Employers.

(j)                                     “Separation from Service” for purposes of the Plan occurs on the date the individual ceases to be a director of the Company.

Section 3.                                                  Administration of Plan.  The Plan shall be administered in behalf of the Company by the Committee, subject to the following:

(a)                                  The Committee shall have discretionary authority to construe the terms of the Plan and to make all decisions and interpretations incident thereto.  The Committee may from time to time adopt such rules for the administration of the Plan as it deems appropriate.

(b)                                 The decision of the Committee on any matter affecting the Plan or the rights and obligations arising under the Plan shall be final and binding upon all persons.

(c)                                  The Committee shall enter into a Participation Agreement with each Participant.  Such Agreements may be executed in behalf of the Committee by one or more members thereof.

(d)                                 As of the beginning of each Plan Year the Committee shall approve the value of each Account and shall review all other calculations made under the Plan.

Section 4.                                                  Eligibility to Participate.  Each director of the Company who is not an employee is a Participant.  The terms of a Participant’s deferral election shall be set forth in a Participation Agreement executed by the Participant and Committee.

Section 5.                                                  Deferral of Compensation.  Each Plan Year a Participant may elect to have his or director fees with respect to that Plan Year reduced by an amount or percentage designated by the Participant, subject to the following:

(a)                                  The reduction must be specified in a written Participation Agreement filed with the Committee.  Participation Agreements are subject to the following:

(1)                                        Elections by a non-employee director with regard to deferral of director fees must be made not later than December 31 of the Plan Year preceding the Plan Year the fees are earned.

(2)                                        However, a non-employee director may make his initial deferral election not later than thirty days after the date he becomes a director.  In such cases, the deferral election will apply to fees earned in calendar quarters after the quarter the election is made.

(b)                                 The amount by which a Participant’s director fees are reduced will be credited to his Account as provided in Section 6.

Section 6.                                                  Participant Accounts.  An Account shall be established for each Participant who elects to defer compensation pursuant to Section 5, subject to the following:

(a)                                  As part of his election to defer all or a part of his director fees, the Participant shall designate whether the deferral amount will be credited 100% to Account A, 100% to Account B, or 50% to Account A and 50% to Account B.  Account A will be credited with interest as specified in subsection (b).  Account B will be adjusted up or down to reflect the market performance and dividends on common stock of the Company, as provided in subsection (c).  Director fees which are deferred will be credited to Account A and/or Account B as of the first day of the month in which the director fees would have been paid but for the deferral.

(b)                                 Amounts a Participant elects to have credited to his Account A will be credited with interest each Plan Year at an annual rate equal to the published prime rate in effect on the first business day of said Plan Year by a bank designated by the Company.  Said interest will be accrued and compounded quarterly.

(c)                                  Amounts a Participant elects to have credited to his Account B will be adjusted to reflect the performance of common stock of the Company as follows:

(1)                                        Amounts credited to Account B as of the first day of any month as a result of a non-employee director=s election to defer director fees, will be converted to phantom units by dividing the dollar amount credited by the closing price of a share of the Company=s common stock on the New York Stock Exchange on the first business day of that month.

(2)                                        Phantom units outstanding on the record date for a dividend on the Company=s common stock will be credited with dividends on said phantom units in a dollar amount per unit equal to the actual dividend on the Company=s common stock.  Each such dividend will be converted to additional phantom units as of the dividend payment date with the number of additional units to be determined by dividing the aggregate dividend on the existing phantom units by the closing price of a share of the Company=s common stock on the New York Stock Exchange on said dividend payment date.

(3)                                        As of the first business day of any month in which a payment is to be made to a Participant or a Beneficiary under the Plan, the phantom units with respect to which payment is being made will be converted back to a dollar amount by multiplying each phantom unit by the average closing price of a share of the Company=s common stock on the New York Stock Exchange on the last 20 trading days of the preceding month.

(4)                                        The Committee may adjust the number of phantom units credited to a Participant=s Account to reflect the effect of stock dividends, splits, reverse splits, or any other adjustments for which the Committee deems such an adjustment to be appropriate.

(d)                                 During the Plan Year in which the Participant has a Separation from Service, he may direct that all or any part of his units in Account B be converted to a fixed dollar amount and transferred to Account A.  The fixed dollar amount shall be determined as of January 1 of the Plan Year following the Plan Year in which the election is made and will be determined by multiplying the number of phantom units which are being converted by the average closing price of a share of the Company=s common stock on the New York Stock Exchange on the last 20 trading days of the preceding December.

Section 7.                                                  Payment of Benefits.  As part of his deferral election, a Participant shall designate the year or years in which the deferred amounts will be paid to him.  A Participant may designate that the entire amount will be paid in one year, or that payment will be made in annual installments over a period of five or ten years beginning with a designated year.  Such elections are subject to the following:

(a)                                  A designation may designate a particular year for commencement of payments (e.g., 2010) or the commencement date may be by reference to the Plan Year following the year of the Participant’s Separation from Service.

(b)                                 If the Participant designates that payments will occur over a period of five or ten years, the amount payable in a particular year will be equal to his Account balance divided by the number of remaining installments including the current installment.  Payments will come pro rata from Account A and Account B, in proportion to the relative values of the Accounts from which payment is being made.

(c)                                  In the event of a Participant’s death, payments will be made to his Beneficiary in installments over the five year period beginning with the year following the Participant’s death.  However, a Participant may as part of his deferral election designate some other form of payment with regard to death benefits, provided, however that in any event all death benefit payments must be completed not later than ten years following the Participant’s death.

(d)                                 Amounts payable in a particular Plan Year will be paid in January of that Plan Year.  However, a payment due to Separation from Service will not be paid until six months after the Separation from Service.

Section 8.                                                  Miscellaneous Provisions.

(a)                                  No Participant or Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part.  Benefits under this Plan will not be subject to execution, attachment, garnishment or similar process.

(b)                                 This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof.  A Participant’s rights are solely those of an unsecured creditor.  This Plan does not give any Participant or Beneficiary a security interest in any specific assets of the Company.  Accounts are for bookkeeping purposes only, and do not require any segregation of assets.

(c)                                  In the event of a dispute over whether a Participant is eligible for a benefit hereunder (or the amount thereof), the Participant is responsible for paying any costs he or she incurs in pursuing said claim, including his or her legal expenses and attorney fees, and the Company is responsible for payment of any costs, legal expenses and attorney fees it incurs.

(d)                                 The provisions of this Agreement shall be construed and enforced according to the laws of Wisconsin.

(e)                                  This Agreement shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(f)                                    In addition to any other applicable provisions of indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each member of the Committee (collectively referred to herein as “Indemnitee”) against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, reasonably incurred by or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.  The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the Indemnitee for which the Indemnitee may be entitled to indemnification under this provision.

(g)                                 The Plan formerly allowed certain executives of the Company to defer amounts from their bonuses.  All such deferrals were completed prior to 2005 and are being paid in accordance with the Plan as previously in effect.

(h)                                 The Plan may be amended from time to time by the Company, by action of the Board, the Committee, or an officer of the Company to whom the Board or Committee has delegated such authority.